Exhibit 99.1

Silicon Storage Technology, Inc.

News Release

For More Information Contact:

Leslie Green Stapleton Communications Inc. (650) 470-0200

Arthur O. Whipple Vice President, Finance & CFO Silicon Storage Technology, Inc. awhipple@sst.com (408) 735-9110

SST Reports Fourth Quarter and Fiscal 2005 Financial Results

SUNNYVALE, Calif., Jan. 25, 2006 — SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced financial results for the quarter and fiscal year ended Dec. 31, 2005.

Net revenues for the fourth quarter were $133.2 million, compared with $118.1 million in the third quarter of 2005 and $104.1 million in the fourth quarter of 2004.

Net income for the fourth quarter of 2005 was $8.4 million, or $0.08 per share, based on approximately 104.8 million diluted shares outstanding.  This result includes an asset impairment charge of $2.2 million relating to one of the company’s equity investments.  By comparison, the company recorded a net loss of $4.8 million, or a loss of $0.05 per share, on approximately 102.7 million diluted shares outstanding in the third quarter of 2005.  For the fourth quarter of 2004, the company reported a net loss of $26.9 million, or $0.28 per share, on approximately 96.2 million diluted shares outstanding.

SST finished the fourth quarter 2005 with $78.4 million in cash, cash equivalents and short-term investments.

-More-

Fiscal Year 2005 Results

Net revenues for the year ended Dec. 31, 2005 were $430.9 million compared with $449.2 million for the year ended Dec. 31, 2004.  Net loss for the year ended Dec. 31, 2005 was $29.8 million, or a loss of $0.29 per share based on approximately 101.4 million diluted shares.  This compares with a net profit of $23.9 million or $0.24 per share based on approximately 99.1 million diluted shares outstanding for the year ended Dec. 31, 2004.

Management Qualitative Comments

“Despite the softness in the beginning of 2005, our business continued its upward trend throughout the year,” said Bing Yeh, president and CEO. “Units shipped in 2005 grew 29 percent over 2004. During the fourth quarter, we set a new record shipping more than two million units per calender day, an increase of 8 percent from our previous record achieved in the prior quarter. We also set new individual unit shipment records in many high volume applications, including DVD recorders, DVD re-writable drives, MP3 players, digital TVs, desktop and notebook PCs, hard disk drives, printers, LCD monitors, and wireless LANs.

“Gross margin for the fourth quarter improved by nearly ten percentage points from the prior quarter.  The increase was fueled by reduced manufacturing costs and improvements in pricing across all product densities as a result of increased demand.  We are continuing to drive manufacturing efficiency and cost reductions through the transition to smaller geometries. Substantially all of our new wafer starts are now in 0.25 micron and 0.18 micron geometries and we are in the process of intensively developing 0.13 micron and 0.12 micron process technologies.

“During the fourth quarter, revenue contribution from non-memory products increased more than 27 percent from the prior quarter, and contributed 19 percent of our total product revenue, primarily due to the increased shipments of controller products with embedded flash to consumer applications. For the second half of 2005, non-memory revenue was $43 million, twice the revenue in the first half of 2005.

“As we enter into the new year, we are focused on further growth and diversification of our business.  We have an aggressive and exciting product and technology roadmap that we believe will allow us to continue to produce innovative memory and non-memory products that meet the increasing demands of the market.  Our global presence, our infrastructure in volume manufacturing and distribution and our strong relationships with our foundry partners we believe have given us the resources to expand our reach to a broader base of customers.  Finally, we have a proven track record of reducing our manufacturing costs and maintaining tight control of our expenses.    We are very pleased with the significant progress we made throughout 2005 and we look forward to continued success in 2006 and beyond.”

First Quarter 2006 Outlook

SST expects its first quarter to show normal seasonality.  First quarter revenues are expected to be between $117 million and $132 million, assuming continuing levels of stability occur in the U.S. and international economies.  Gross margin is expected to be between 21 and 23 percent, subject to the risk of changing market conditions.  Research and development expenses are expected to be approximately $13.5 million and total operating expenses are expected to be approximately $27 million before stock option expense.  Stock option expense is expected to be approximately $2 million or $0.02 per share calculated using the Black-Scholes multiple option method, however the company is evaluating other models as well.

We expect to record a gain in the first quarter of 2006 of approximately $11 million from the sale of a portion of our shares of Powertech Technology, Inc. (a publicly traded company on the Taiwan Stock Exchange) in its recent global depositary receipt offering.  Net income/per share on a GAAP basis for the first quarter of 2006 is expected to be between $0.07 and $0.12 per share.

Conference Call Dial-in Information

SST will hold a conference call to discuss its financial results today at 1:30 p.m. PST.  Those wishing to participate in the conference should dial (888) 428-4478, international participants please dial (612) 288-0318, using the password “SST” at approximately 1:20 p.m. PST.  A replay of the call will be available for two weeks by dialing (800) 475-6701, international participants dial (320) 365-3844 using the access code 814534.  A webcast of the conference call will be available until the next earnings conference call on the company’s Web site at http://www.sst.com/events.

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products.  The Company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH.  SST’s non-memory products include NAND controllers, smart card ICs, flash microcontrollers and radio frequency ICs and modules.  Further information on SST can be found on the company’s Web site at http://www.sst.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements regarding flash memory and non-memory market conditions and SST’s business diversification plans; SST’s future financial performance, including forecasted revenue, gross margin, net income per share, ability to control its expenses and forecasted expenses related to the expensing of stock options; the performance of new products and SST’s ability to bring new products to market; and SST’s ability to drive manufacturing efficiency and cost reductions through the transition to smaller geometries, that involve risks and uncertainties.  These risks may include timely development, acceptance and pricing of new products, the terms and conditions associated with licensees’ royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect SST’s customers, as well as other risks detailed from time to time in the SST’s SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2004 and on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005.  These forward-looking statements are based on current expectations and SST assumes no obligation to update them.

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP.  Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com.  SST’s head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. Emb-FLASH is a trademark of TSMC. All other trademarks or registered trademarks are the property of their respective holders.

— FINANCIAL TABLES TO FOLLOW —

Silicon Storage Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands except per share data)

	Three months ended December 31,		Year ended December 31,
	2004	2005	2004	2005
	(unaudited)		(unaudited)

Net revenues:
Product revenues	$96,530	$122,220	$404,731	$394,096
Technology licensing	7,534	10,993	44,467	36,803
Total net revenues	104,064	133,213	449,198	430,899
Cost of revenues	103,461	98,442	322,093	353,128
Gross profit	603	34,771	127,105	77,771
Operating expenses:
Research and development	11,485	12,209	46,904	49,030
Sales and marketing	6,834	7,096	28,295	28,620
General and administrative	5,455	4,418	18,292	23,926
Other non-recurring charges	4,159	50	7,375	2,945
Total operating expenses	27,933	23,773	100,866	104,521
Income (loss) from operations	(27,330)	10,998	26,239	(26,750)
Other income (expense), net	828	204	2,124	1,790
Interest expense	(21)	(110)	(110)	(266)
Impairment of equity investments	(509)	(2,240)	(509)	(2,240)
Income (loss) before provision for income taxes	(27,032)	8,852	27,744	(27,466)
Provision for income taxes	26	412	3,906	2,449
Minority interest	(133)	—	(91)	(77)
Net income (loss)	$(26,925)	$8,440	$23,929	$(29,838)
Net income (loss) per share - basic	$(0.28)	$0.08	$0.25	$(0.29)
Shares used in per share calculation	96,223	102,777	95,756	101,369
Net income (loss) per share - diluted	$(0.28)	$0.08	$0.24	$(0.29)
Shares used in per share calculation	96,223	104,847	99,143	101,369

Silicon Storage Technology, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2004	December 31, 2005
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$103,993	$78,390
Trade accounts receivable, net	58,179	77,236
Inventories	156,618	108,343
Other current assets	16,049	13,109
Total current assets	334,839	277,078

Equipment, furniture and fixtures, net	16,620	19,415
Long-term marketable securities	23,094	39,057
Other assets	112,178	112,650
Goodwill	15,600	29,637
Total assets	$502,331	$477,837

LIABILITIES
Current liabilities:
Notes payable, current portion	$705	$39
Trade accounts payable	89,155	70,527
Accrued expenses and other liabilities	30,593	20,318
Deferred revenue	2,388	4,493
Total current liabilities	122,841	95,377

Other liabilities	1,307	2,627
Minority interest	2,199	—
Total liabilities	126,347	98,004

SHAREHOLDERS’ EQUITY
Common stock	358,578	377,027
Accumulated other comprehensive income	16,542	31,780
Retained earnings/(Accumulated deficit)	864	(28,974)
Total shareholders’ equity	375,984	379,833
Total liabilities and shareholders’ equity	$502,331	$477,837

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